Exhibit 10.26
COMMENCEMENT LETTER TO FOURTH AMENDMENT

Re:
Fourth Amendment to Lease Agreement dated April 30, 2016 (the “Lease”) , between Greenhouse Office Investors I, LLC, a Delaware limited liability company (“Landlord”) and AECOM (“Tenant”) for the File Storage Premises, the Rentable Square Footage of which is approximately 5,195, located on floor 1 (Suite 160) of the Building. Unless otherwise specified, all capitalized terms used herein shall have the same meaning as in the Lease.

Landlord and Tenant agree that:

1.	Landlord has fully completed all Landlord Work required under the Terms of the Lease.

2.
Tenant has accepted possession of the Premises. The Premises are usable by the Tenant as intended; Landlord has no further obligation to perform and Landlord Work. Tenant acknowledges that both the Building and the Premises are satisfactory in all respects; subject to Landlord’s repair and maintenance obligations as set forth in the Lease and subject to Landlord’s express warranty obligations with respect to Landlord Work (including Base Building Condition) as set forth in the Lease.

3.	The Commencement Date is July 25, 2016.

4.
Base Rent and Additional Rent under the Fourth Amendment to Lease, taking into account any abatements to which Tenant might be entitled under Section 1(b) of the Fourth Amendment, begin on July 25, 2016.

5.	The Expiration Date of the Lease is July 24, 2019, subject to extension to the last day of each properly exercised Renewal Option.

All other terms and conditions of the Lease are ratified and acknowledged to be unchanged.

EXECUTED AS OF     September 2        , 2016.

LANDLORD:
GREENHOUSE OFFICE INVESTORS I, LLC
a Delaware limited liability company

By: /s/ Preston Young
Name: Preston Young
Title: Authorized Signatory

TENANT:
AECOM
By: /s/ Timothy P. Anderson
Name: Timothy P. Anderson
Title: Vice President, Finance